Exhibit 5.1

June 13, 2025

Amaze Holdings, Inc.
2901 West Coast Highway, Suite 200
Newport Beach, CA 92663

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Amaze Holdings, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to an aggregate of 826,087 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, under the terms of the Company’s Amended and Restated 2021 Equity Incentive Plan (the “Plan”).

Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, we are of the opinion that the Shares have been duly authorized and, when issued by the Company in accordance with the terms of the Plan and in the manner set forth in the Plan, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of Minnesota and express no opinion as to the laws of any state or jurisdiction other than the Chapter 78 of the Nevada Revised Statutes. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ MASLON LLP